EXHIBIT 5.1

[Letterhead of Piper Rudnick LLP]

6225 Smith Avenue
Baltimore, Maryland 21209-3600
Main 410.580.3000 fax 410.580.3001

                      July 22, 2003

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
4582 South Ulster Street Parkway, Suite 1100
Denver, Colorado 80237

Class T Cumulative Preferred Stock

Ladies and Gentlemen:

        We have acted as Maryland counsel to Apartment Investment and Management Company, a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-3 of the Company (Registration No. 333-71452) and Amendment No. 1 thereto (collectively, the "Registration Statement") filed on October 12, 2001 and November 7, 2001, respectively, including the prospectus included therein at the time the Registration Statement was declared effective (the "Prospectus"), with the Securities and Exchange Commission (the "Commission"), for offering by the Company from time to time of up to $821,806,085 aggregate initial offering price of certain securities described in the Registration Statement, including 6,000,000 shares (the "Shares") of the Class T Cumulative Preferred Stock, par value $.01 per share (the "Class T Preferred Stock"), of the Company, to be issued and sold pursuant to an Underwriting Agreement, dated as of July 16, 2003 (the "Underwriting Agreement"), by and between Wachovia Capital Markets, LLC, and the other underwriters identified in the Underwriting Agreement, on the one hand, and the Company and AIMCO Properties, L.P., a Delaware limited partnership, on the other hand. This opinion is being provided at your request in connection with the filing of a Current Report on Form 8-K and supplements our opinion, dated October 31, 2001, previously filed as Exhibit 5.1 to the Registration Statement.

        In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

          (a)   The Charter of the Company (the "Charter"), certified by the Department of Assessments and Taxation of the State of Maryland (the "MSDAT"), including the Articles Supplementary of the Company relating to the Class T Preferred Stock, filed with the MSDAT on July 18, 2003 (the "Articles Supplementary").

          (b)   The By-Laws of the Company (the "By-Laws"), as amended and restated and in effect on the date hereof.

          (c)   The Underwriting Agreement.

          (d)   The Registration Statement, the Prospectus, and the related final Prospectus Supplement, dated July 16, 2003 (the "Prospectus Supplement"), relating to the Shares.

          (e)   The resolutions of the Board of Directors of the Company or a committee thereof relating to the authorization of the Underwriting Agreement and the authorization and the issuance of the Shares (the "Resolutions").

          (f)    A short-form Good Standing Certificate for the Company, dated a recent date, issued by the MSDAT.

          (g)   An Officer's Certificate of the Company, dated the date hereof (the "Certificate"), as to certain factual matters.

          (h)   Such other documents as we have considered necessary to the rendering of the opinion expressed below.

        In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), the absence of other agreements or understandings among the parties, written or oral, or actions or conduct of the parties or otherwise that would modify, amend, supplement, or waive the terms of the Underwriting Agreement or the respective rights or obligations of the parties thereunder, the accuracy of the representations and warranties of the parties as set forth in the Underwriting Agreement, and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect, and enforceability thereof with respect to such parties. As to any facts material to this opinion, we have relied solely upon the Certificate. We have also further assumed, without independent investigation, that the Shares will be issued in accordance with the terms of the Underwriting Agreement, the Registration Statement, the Prospectus, the Prospectus Supplement, and the Resolutions.

        Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that the Shares have been duly authorized, and when issued and delivered pursuant to terms of the Resolutions, the Charter (including the Articles Supplementary), the Underwriting Agreement, and all applicable laws, and upon receipt by the Company of the consideration for the Shares as described in the Underwriting Agreement, will be validly issued, fully paid, and non-assessable.

        The opinion set forth herein is subject to additional assumptions, qualifications and limitations as follows:

          (a)   This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

          (b)   We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of Maryland.

          (c)   We express no opinion as to compliance with the securities (or "blue sky") laws or the real estate syndication laws of the State of Maryland.

          (d)   We assume that the issuance of the Shares by the Company will not cause any person to violate any of the provisions of the Charter relating to the Initial Holder Limit, the Look-Through Ownership Limit, or the Ownership Limit (as those terms are defined in the Charter).

          (e)   We further assume that the issuance and sale of the Shares will not cause the Company to exceed the total limit of the authorized capital stock of the Company, as provided in the Charter.

          (f)    This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K and to the reference to our firm under the heading "Legal Matters" in the Prospectus Supplement relating to the Shares. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                      Very truly yours,

                      /s/ Piper Rudnick LLP